Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Rochester Limited Term California Municipal Fund:

We consent to the use of our report dated September 19, 2014, with respect to the financial statements and financial highlights of Oppenheimer Rochester Limited Term California Municipal Fund, formerly Oppenheimer Limited Term California Municipal Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
November 24, 2014